Exhibit 99.1

Press Release

Myers Industries Appoints Aaron Schapper as President, Chief Executive Officer and Director Effective January 1, 2025

AKRON, Ohio, November 21, 2024 – Myers Industries Inc. (NYSE: MYE), a leading manufacturer of a wide range of polymer and metal products and distributor for the tire, wheel and under-vehicle service industry (the “Company” or “Myers”), today announced that its Board of Directors (the “Board”) has appointed Aaron M. Schapper as the Company’s new President and Chief Executive Officer, effective January 1, 2025. Mr. Schapper will succeed Dave Basque, who has been serving as Myers’ Interim President and CEO since September 9, 2024, and who will return to his role as Vice President, Special Projects. Mr. Schapper will also join the Board in January.

Mr. Schapper brings to Myers significant experience leading global industrial businesses. For the past eight years, he has served in a variety of senior leadership roles at Valmont Industries Inc. (NYSE: VMI), a leading manufacturer and global provider of equipment and technology solutions for infrastructure and agriculture markets. During his tenure at Valmont, Mr. Schapper led each of its business divisions, and served as Chief Strategy Officer and Group President of Agriculture from July 2023 through May 2024. Previously, Mr. Schapper served as Valmont’s Group President of Infrastructure and Group President of Utility Support Structures. Prior to Valmont, Mr. Schapper served as General Manager at Orbit Irrigation Products Inc., based in Shanghai, China.

“We are excited to welcome Aaron to Myers,” said F. Jack Liebau Jr., Chairman of the Board. “His appointment is the result of a comprehensive search process that attracted many outstanding candidates, and we are pleased that Aaron has agreed to join Myers to lead our next phase of growth. Throughout his career, Aaron has demonstrated his ability to build and manage high performing businesses, which makes him the ideal leader to drive our business forward.” Mr. Liebau continued, “I also want to thank Dave Basque for his leadership as Interim President and CEO and his continued dedication to the Company during this time of transition.”

Mr. Schapper commented, “I am grateful to be named Myers’ President and Chief Executive Officer at this important inflection point for the Company. I am confident we can accelerate Myers’ ongoing transformation, further hone our strategic focus, capitalize on demand recovery and growth opportunities, and capture productivity and efficiency gains throughout the organization.”

About Aaron Schapper

Aaron Schapper, age 51, has served as Group President of Agriculture and Chief Strategy Officer of Valmont Industries Inc. (NYSE: VMI), a global leader that provides vital infrastructure and advances agricultural productivity while driving innovation through technology, since July 2023. Previously, Mr. Schapper served as Valmont’s Group President of Infrastructure from February 2020 to July 2023 where he was able to lead significant growth and profitability in Valmont’s largest segment. Prior to that, Mr. Schapper was the Group President of Utility Support Structures from October 2016 to February 2020. Prior to Valmont, from 2007 to 2020, he served as General Manager of Orbit Irrigation Products Inc., based in Shanghai, where he was responsible for acquisitions and the establishment of the company's green-field manufacturing sites in Ningbo, China, and Taipei, Taiwan. From 2002 to 2007, Mr. Schapper served as a design and manufacturing engineer at Orbit Irrigation USA. Mr. Schapper has two bachelor’s degrees from the University of Utah, in Mechanical Engineering and Mandarin Chinese, and a joint MBA from Northwestern University’s Kellogg School of Management and Hong Kong University of Science and Technology.

About Myers Industries

Myers Industries Inc., based in Akron, Ohio, is a manufacturer of sustainable plastic and metal products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest distributor of tools, equipment and supplies for the tire, wheel, and under-vehicle service industry in the United States. Visit www.myersindustries.com to learn more.

Caution on Forward-Looking Statements

Statements in this release include contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including information regarding the Company’s financial outlook, future plans, objectives, business prospects and anticipated financial performance. Forward-looking statements can be identified by words such as "will," "believe," "anticipate," "expect," "estimate," "intend," "plan," or variations of these words, or similar expressions. These forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on the Company’s current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, these statements inherently involve a wide range of inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. The Company’s actual actions, results, and financial condition may differ materially from what is expressed or implied by the forward-looking statements.

Specific factors that could cause such a difference on our business, financial position, results of operations and/or liquidity include, without limitation, raw material availability, increases in raw material costs, or other production costs; risks associated with our strategic growth initiatives or the failure to achieve the anticipated benefits of such initiatives; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; changes in the markets for the Company’s business segments; changes in trends and demands in the markets in which the Company competes; operational problems at our manufacturing facilities or unexpected failures at those facilities; future economic and financial conditions in the United States and around the world; inability of the Company to meet future capital requirements; claims, litigation and regulatory actions against the Company; changes in laws and regulations affecting the Company; unforeseen events, including natural disasters, unusual or severe weather events and patterns, public health crises, geopolitical crises, and other catastrophic events; and other risks and uncertainties detailed from time to time in the Company’s filings with the SEC, including without limitation, the risk factors disclosed in Item 1A, "Risk Factors," in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. Given these factors, as well as other variables that may affect our operating results, readers should not rely on forward-looking statements, assume that past financial performance will be a reliable indicator of future performance, nor use historical trends to anticipate results or trends in future periods. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company expressly disclaims any obligation or intention to provide updates to the forward-looking statements and the estimates and assumptions associated with them.

Investor Contact:

Meghan Beringer

Senior Director Investor Relations

252-536-5651

Source: Myers Industries, Inc.